UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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PEPTIDE TECHNOLOGIES, INC.

 (Name of Registrant as Specified In Its Charter)

Not Applicable

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Peptide Technologies, Inc.

5348 Vegas Drive #177

Las Vegas, NV 89108

(702) 805-7525

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

To the Shareholders of Peptide Technologies, Inc., Corporation:

This Information Statement is being provided on behalf of the board of directors (the "Board") of Peptide Technologies, Inc. (the "Company") to record holders of shares of our common stock ("Shareholders") as of the close of business on the record date of November __, 2021. This information statement provides notice that the Board has recommended, and holders of a majority of the voting power of our outstanding common stock have voted, to approve the following items:

PROPOSAL:To authorize the Company to change the name to Regenerex Pharma, Inc. (This action will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of Nevada.)

This Information Statement describes, in more detail, the action being taken and the circumstances surrounding the Board's recommendation of the Proposal.

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices.

This Information Statement is being provided to you for informational purposes only. Your vote is not required to approve the actions described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this information statement is November __, 2021.

We appreciate your continued interest in Peptide Technologies, Inc.

Very truly yours, /s/ Bruce Sellars Bruce Sellars, Director

WE ARE NOT ASKING YOU FOR A CONSENT OR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

 INFORMATION STATEMENT

Peptide Technologies, Inc.

5348 Vegas Drive #177

Las Vegas, NV 89108

(702) 805-7525

November __, 2021

SHAREHOLDER ACTION

The Majority Shareholders submitted their consent to the shareholder resolutions described in this Information Statement on or about November __, 2021, to be effective on or about November 30, 2021. As of November __, 2021, the Majority Shareholders, of record, held 195,250,000 shares of the Company's common stock or approximately 70.458% of the Company's voting stock. The remaining outstanding shares of common stock are held by approximately one hundred and eighty-five other shareholders.

The Majority Shareholders are Gregory Pilant and Deborah Pilant, and Irene Getty, the Company’s CEO, Secretary/Treasurer and CFO.  Gregory Pilant and Deborah Pilant are also directors of the Company.

The Company is not soliciting consents or proxies and shareholders have no obligation to submit either of them. Whether or not shareholders submit consents should not affect their rights as shareholders or the prospects of the proposed shareholder resolutions being adopted. The Majority Shareholders have consented to the shareholder resolution described in this Information Statement. The affirmative vote of the holders of a majority of the outstanding common stock of the Company is required to adopt the resolutions described in this Information Statement. Nevada law does not require that the proposed transaction be approved by a majority of the disinterested shareholders. A total of 277,112,660 shares of the Company's common stock shares were entitled to vote on the Company's proposed transactions described in this Information Statement.

PROPOSAL ADOPTED BY SHAREHOLDER ACTION BY WRITTEN CONSENT

PROPOSAL

TO AUTHORIZE THE COMPANY TO CHANGE THE NAME FROM PEPTIDE TECHNOLOGIES, INC. TO REGENEREX PHARMA, INC. (THIS ACTION WILL BECOME EFFECTIVE UPON THE FILING OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION WITH THE SECRETARY OF STATE OF NEVADA.)

The proposed change of Company's name from Peptide Technologies, Inc. to Regenerex Pharma, Inc. is intended to convey a sense of the Company's new business focus as it looks to pursue other opportunities. Specifically, the Company intends to explore technology platforms for developing a variety of drug candidates and biological solutions for chronic Woundcare problems in humans.

The name Peptide Technologies, Inc. was perceived by management as limiting the Company's ability to pursue other opportunities and in management's opinion may have limited awareness to better reflect the directions of activity into the pharmaceutical arena.  Approval of the name change required the affirmative consent of at least a majority of the outstanding shares of common stock of the Company. The Majority Shareholders, of record, along with Company management, held 206,560,000 shares of the Company's common stock or approximately 75.008% of the Company's voting stock.

Upon filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Although shareholders are not being asked to approve or disapprove or otherwise vote on any matter discussed in this information statement, the following generally describes voting rights of shareholders.

As of the record date, November __, 2021, there are 277,112,660 shares of common stock outstanding. Each share represents one vote. There are currently no arrangements known to the Company, the operation of which may result in a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of outstanding shares of Common Stock as of November __, 2021, by (a) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (b) the Company’s Directors, Chief Executive Officer and executive officers whose total compensation exceeded $100,000 for the last fiscal year, and (c) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Owner	Percent of Common Stock
Gregory Pilant & Deborah Pilant	Director, CEO, Board Chairman Director, Secretary/Treasurer	150,000,000	54.127%
Irene Getty	Chief Financial Officer	45,255,000	16.330%
Bruce Sellars	Director,	5,360,000	1.934%
Byron Striloff	President	5,945,000	2.617%
	Total Officer and Directors	206,560,000	75.008%

Name and Address	Number of	% of
Beneficial Owner	Shares	Outstanding (1)

GREG & DEBORAH PILANT	150,000,000	54.127%
166 LISA DRIVE
GORDONSVILLE, TENNESSEE. 38563
USA.

IRENE GETTY	45,255,000	16.330%
SUITE 5 17685 57 AVENUE
SURREY BC V3S 1H1
CANADA

BRUCE SELLARS	5,360,000	1.934%
1293 LAYRITZ PL
VICTORIA BC V8Z 7C4
CANADA

BYRON STRILOFF	5,945,000	2.617%
#408, 1688 - 152 STREET
SURREY BC V1X 6L2
CANADA

All officers and directors as a group
(5 persons)	206,560,000	75.008%

(1) Percent of Ownership is calculated in accordance with the Securities and Exchange Commission's Rule 13(d)-13(d)(1) and is based on 277,112,660 shares of common stock issued and outstanding.

Additional information regarding the Company, its business, its stock, and its financial condition are included in the Company's Form 10‑K annual report and its Form 10‑Q quarterly reports. Copies of the Company's Form 10‑Q for its quarter ending September 30, 2021, as well as the Company's Form 10‑K for March 31, 2021, are available upon request to: CFO: Irene Getty, Peptide Technologies, Inc., 5348 Vegas Drive #177, Las Vegas, NV 89108

MANAGEMENT INFORMATION

Directors and Executive Officers

The following table sets forth the names, ages and positions of the current directors and executive officers of the Company, as of the date of this filing:

Name	Age	Office Held
Gregory Pilant	64	Director, Chief Executive Officer
Deborah Pilant	69	Director, Secretary/Treasurer
Dr. Lee Ori	47	Chief Operating Officer
Irene Getty	68	Chief Financial Officer
Bruce Sellars	66	Director,
Byron Striloff	68	President

Our officer and directors biographical information is as follows:

Mr. Gregory P. Pilant, Director, Chairman of the Board, Chief Executive Officer.

Greg Pilant is an entrepreneur, and founder of Greystone Pharmaceuticals, Inc.  Mr Piland has served as CEO of Medical and Pharma Companies since 1985, including Stanley Pharmaceuticals, National Labs and MedStat.  He has built large scale manufacturing in the US, Europe, China, and the Middle East.  He is listed in the University of Memphis “Business Hall of Fame”.

Mrs. Deborah Pilant, Director, Secretary/Treasurer

Deborah Pilant has her Masters Degree in Education, and Eds Instructional Leadership.  She is Founder and CEO of a regional construction company.  Ms. Pilant experience includes ten years as Vice-President of sales and marketing with a National book manufacturer as well as twenty years in education and supervision with the Tennessee Board of Education

Mr. Bruce Sellars, Director,

Bruce M. Sellars, P.Eng., MBA is a seasoned executive with over 40 years of business experience in a variety of technical, managerial, and executive positions. Mr. Sellars has held executive level positions in business development and marketing for firms in the renewable energy, oil and gas, electric utility, and water and wastewater utility industries. These firms include Texaco Canada, Nexen, North Canadian Oils, EPCOR, TransAlta, Hydroxyl, Hill Murray & Associates, Highwater Power, and Cedar Road LFG. He has created and executed strategic and tactical marketing and sales plans and has led business development and sales teams. Mr. Sellars has successfully led the North American sales efforts for two European manufacturing companies. Mr. Sellars has founded several companies and has been a Director of a publicly traded company and several private companies.

Dr. Lee Ori, Chief Operating Officer

Dr. Lee Ori graduated from Auburn University Harrison School of Pharmacy (AUHSOP) magna cum laude with his doctorate in pharmacy. He worked for Eli Lilly and Company as a clinical liaison to physicians. Lee presently holds pharmacist license(s) in 10 states and has held numerous executive positions based on his extensive compounding background. These include serving as Director or Pharmaceutical Operations for Optimal Health Labs, LLC, and Chief Medical Officer for Ready Scrip, LLC.

Ms. Irene Getty, Chief Financial Officer

Ms. Irene Getty is an experienced executive having served as a Director and President of publicly traded companies.  Ms. Getty has over 20 years of accounting experience as an Owner and Director of Aspire Business Service, a company serving various companies in Western Canada. Previously, Ms. Getty gained 25 years of experience in the accounting departments of Rendek Construction Ltd. and other companies in Western Canada.  Ms. Getty has been a Director and Officer of a publicly traded company and several private companies.

Mr. Byron Striloff, President

Mr. Byron Striloff spent 35 years as a senior investment advisor in the areas of personal and corporate investment management, tax planning, venture capital, insurance, and estate planning. He was a producing branch manager and has held senior management and directorship positions for various national investment dealers. His most recent account executive position as a senior personal and corporate investment advisor from 2012 through January 2016 was with CIBC Wood Gundy. He is also presently a Director of Nationwide Self Storage and a Trustee for Valhalla Diamond Trust.

His primary area of specialization is the development of financial strategies that optimize investment performance from long-term trends, tax minimization, and wealth creation for individuals and businesses. He is also a master qualified member of the Dent Foundation and frequently speaks at public seminars on demographic economic forecasting.

EXECUTIVE COMPENSATION

The Company has not awarded or paid to the named executive officers any compensation during the years ended March 31, 2021 and 2020.  Effective February 23, 2019, the Board has agreed that salaries will not be accrued or paid for 24 months from the date of the resolution.  Further, the Board has agreed on February 10, 2021 that salaries will not be accrued or paid for an additional 15 months from the date of the resolution.

Compensation of Directors

The Company does not compensate its directors for their time spent on behalf of the Company, but they are entitled to receive reimbursement for all out-of-pocket expenses incurred for attending Board of Directors meetings.

Pension and Retirement Plans

Currently, the Company does not offer any annuity, pension, or retirement benefits to any of its officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with the company, or from a change in the control of the Company.

Employment Agreements

The Company does not have written employment agreements with any of its key employees.

The following table sets forth the compensation paid to officers and board members during the fiscal years ended November 30, 2021, 2009 and 2008. The table sets forth this information for Peptide Technologies, Inc., including salary, bonus, and certain other compensation to the Board members and named executive officers for the past three fiscal years.

SUMMARY EXECUTIVE COMPENSATION TABLE

Name and Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compen-sation earnings ($)	All other compensation ($)	Total ($)
Gregory Pilant. CFO, Chairman of the Board, Director	2021	0	0	0	0	0	0	0	0
Deborah Pilant, Secretary / Treasurer, Director	2021	0	0	0	0	0	0	0	0
Bruce Sellars CEO Director	2021 2020 2019	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Irene Getty CFO Director	2021 2020 2019	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Byron Striloff President	2021 2020 2019	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Compensation of Director

We do not compensate our directors for their time spent on behalf of our Company, but they are entitled to receive reimbursement for all out of pocket expenses incurred for attendance at our Board of Directors meetings.

Stock Option Grants

We did not grant any stock option to the executive officers during our most recent fiscal year ended March 31, 2021.

Board of Directors Report on Executive Compensation

The Board of Directors of the Company will be responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of the Company. The goals of the Company are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Company will provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, the Company may set up a pension plan or similar retirement plans.

The Company has no pension, health, annuity, insurance, profit sharing or similar benefit plans.

Stock Options

The Company has no stock options outstanding.

Familial Relationships

None.

Indemnification

The Nevada Revised Statutes contain provisions for indemnification of the officers and directors of the Company. The Bylaws require the Company to indemnify such persons to the full extent permitted by law. The Bylaws with certain exceptions eliminate any personal liability of a director to the Company or its stockholders for monetary damages to the Company or its stockholders for gross negligence or lack of care in carrying out the director's fiduciary duties. Nevada law permits such indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the Company. A director or officer must be indemnified as to any matter in which he successfully defends himself.

The officers and directors of the Company are accountable to the stockholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs.

A stockholder may be able to institute legal action on behalf of himself and all other similarly situated stockholders, to recover damages where the Company has failed or has refused to observe the law. Stockholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Stockholders who have suffered losses in connection with the purchase or sale of their interest in the Company, due to a breach of fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.

The Company may not be liable to its stockholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising out of their activities as officers and directors of the Company, if they had not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action that they would have except for this limitation in the Articles of Incorporation and By-laws. The Company has been advised that, it is the position of the SEC that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Exchange Act of 1934, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

The Company may also purchase and maintain insurance on behalf of directors and officers, insuring against any liability asserted against such persons incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such persons.

SHAREHOLDER PROPOSALS

As a general matter, the Company does not hold annual meetings of shareholders, and, therefore, the anticipated date of a meeting of shareholders cannot be provided. Any shareholder proposal that properly may be included in proxy solicitation materials for a meeting of shareholders must be received by the Company a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders.

MORE INFORMATION

The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement is to be presented for the consent of the shareholders.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO: CFO: IRENE GETTY, PEPTIDE TECHNOLOGIES, INC., 5348 VEGAS DRIVE #177, LAS. VEGAS, NV 89108, TELEPHONE (702) 805-7525.  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10‑K WILL BE PROVIDED WITHOUT CHARGE.

INQUIRIES

Shareholders may make inquiries by contacting Irene Getty at 702-805-7525.